Exhibit 99.1
PART II
Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities
     The Company’s common stock is listed for trading on the New York Stock Exchange (“NYSE”) under the symbol “UFI.” The following table sets forth the high and low sales prices of the Company’s common stock as reported on the NYSE Composite Tape for the Company’s two most recent fiscal years.

	High	Low
Fiscal year 2009:(1)
First quarter ended September 28, 2008	$14.97	$7.14
Second quarter ended December 28, 2008	16.29	6.06
Third quarter ended March 29, 2009	9.00	1.32
Fourth quarter ended June 28, 2009	5.49	1.65

Fiscal year 2010: (1)
First quarter ended September 27, 2009	$11.07	$3.66
Second quarter ended December 27, 2009	11.34	8.10
Third quarter ended March 28, 2010	12.30	9.48
Fourth quarter ended June 27, 2010	13.11	9.90

(1)	All outstanding amounts and computations using such amounts have been retroactively adjusted to reflect the November 3, 2010 1-for-3 reverse stock split.
     As of September 1, 2010, there were 406 record holders of the Company’s common stock. A significant number of the outstanding shares of common stock which are beneficially owned by individuals and entities are registered in the name of Cede & Co. Cede & Co. is a nominee of the Depository Trust Company, a securities depository for banks and brokerage firms. The Company estimates that there are approximately 4,100 beneficial owners of its common stock.
     No dividends were paid in the past two fiscal years and none are expected to be paid in the foreseeable future. The Indenture governing the 2014 notes and the Company’s Amended Credit Agreement restrict its ability to pay dividends or make distributions on its capital stock. See “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Long-Term Debt—Senior Secured Notes” and “—Amended Credit Agreement.”
Purchases of Equity Securities
     Effective July 26, 2000, the Board authorized the repurchase of up to 3.3 million shares of its common stock of which approximately 1.0 million shares were subsequently repurchased. The repurchase program was suspended in November 2003 and the Company has no immediate plans to reinstitute the program. There is remaining authority for the Company to repurchase approximately 2.3 million shares of its common stock under the repurchase plan. The repurchase plan has no stated expiration or termination date.
     On November 25, 2009, the Company agreed to purchase 628,333 shares of its common stock at a purchase price of $7.95 per share from Invemed Catalyst Fund, L.P. (based on an approximate 10% discount to the closing price of the common stock on November 24, 2009). The transaction closed on November 30, 2009 at a total purchase price of $5 million. The purchase of the shares pursuant to the transaction was not pursuant to the repurchase plan as discussed above and does not reduce the remaining authority thereunder.
     All outstanding amounts and computations using such amounts have been retroactively adjusted to reflect the November 3, 2010 1-for-3 reverse stock split.

PERFORMANCE GRAPH — SHAREHOLDER RETURN ON COMMON STOCK
     Set forth below is a line graph comparing the cumulative total Shareholder return on the Company’s Common Stock with (i) the New York Stock Exchange Composite Index, a broad equity market index, and (ii) a peer group selected by the Company in good faith (the “Peer Group”), assuming in each case, the investment of $100 on June 26, 2005 and reinvestment of dividends. Including the Company, the Peer Group consists of twelve publicly traded textile companies, including Albany International Corp., Culp, Inc., Decorator Industries, Inc., Dixie Group, Inc., Hallwood Group, Inc., Hampshire Group, Limited, Interface, Inc., Joe’s Jeans Inc., JPS Industries, Inc., Lydall, Inc., and Mohawk Industries, Inc.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
Among Unifi, Inc., the NYSE Composite Index
and a Peer Group

*	$100 invested on 6/26/05 in stock or index, including reinvestment of dividends. Fiscal year ending June 27, 2010.

	June 26, 2005	June 25, 2006	June 24, 2007	June 29, 2008	June 28, 2009	June 27, 2010
Unifi, Inc.	100.00	74.49	70.45	63.89	35.61	101.52
NYSE Composite	100.00	112.36	127.88	127.88	90.29	105.79
Peer Group	100.00	93.65	125.32	84.59	43.14	67.44